As filed with the Securities and Exchange Commission on May 24, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TRW AUTOMOTIVE HOLDINGS CORP.

(Exact name of Registrant as specified in its charter)

Delaware	12001 Tech Center Drive	81-0597059
(State or other jurisdiction of incorporation or organization)	Livonia, Michigan 48150 (734) 855-2600	(I.R.S. Employer Identification Number)

(Address, including zip code, of Registrant’s principal executive offices)

TRW AUTOMOTIVE HOLDINGS CORP.

2012 STOCK INCENTIVE PLAN

(Full title of the plan)

Joseph S. Cantie

Executive Vice President and Chief Financial Officer

TRW Automotive Holdings Corp.

12001 Tech Center Drive

Livonia, Michigan 48150

(734) 855-2600

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value, per share	6,150,000 shares	$37.66(2)	$231,609,000(2)	$26,542.39

(1)	Each share of common stock includes an associated right (each, a “Preferred Stock Purchase Right”) to purchase one-thousandth of a share of series A junior participating preferred stock. Prior to the occurrence of specified events, the Preferred Stock Purchase Rights will not be exercisable or evidenced separately from the common stock. The Preferred Stock Purchase Rights initially will trade together with the common stock. The value attributable to the Preferred Stock Purchase Rights, if any, is reflected in the offering price of the common stock. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also registers such indeterminate number of additional shares as may become issuable under the TRW Automotive Holdings Corp. 2012 Stock Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933 based upon the average of the high and low sales prices of the registrant’s common stock as reported on the New York Stock Exchange on May 18, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed by TRW Automotive Holdings Corp. (the “Registrant”) with the Commission, are incorporated by reference into this Registration Statement and made a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 16, 2012;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2012, filed on May 1, 2012;

(c)	the Registrant’s Current Reports on Form 8-K filed on February 23, 2012 and May 18, 2012; and

(d)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-3 filed on August 10, 2009 (File No. 333-161191), including any amendments and reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The legality of the shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), registered hereunder has been passed upon for the Registrant by Sheri Roberts, Senior Counsel – Securities, Director of Corporate Compliance and Assistant Secretary of the Registrant, 12001 Tech Center Drive, Livonia, Michigan 48150. Ms. Roberts is a stockholder of the Registrant, a holder of Registrant options and restricted stock units under the Registrant’s former plan, and is expected to be a participant under the TRW Automotive Holdings Corp. 2012 Stock Incentive Plan (the “Plan”).

Item 6. Indemnification of Directors and Officers

The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Article VIII and Article IX of the Registrant’s Second Amended and Restated Certificate of Incorporation provide, respectively, that, except as otherwise provided by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, and that the Registrant may indemnify directors and officers of the Registrant to the fullest extent permitted by the DGCL.

Article IV of the Registrant’s Third Amended and Restated By-Laws provides that, with respect to third party claims, the Registrant, to the fullest extent permitted and in the manner required by the laws of the State of Delaware, as in effect from time to time shall indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including any appeal thereof), whether civil, criminal, administrative, regulatory or investigative in nature (other than an action by or in the right of the Registrant), by reason of the fact that such person is or was a director or officer of the Registrant, or, if at a time when he or she was a director or officer of the Registrant, is or was serving at the request of, or to represent the interests of, the Registrant as a director, officer, partner, member, trustee, fiduciary, employee or agent (a “Subsidiary Officer”) of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise including any charitable or not-for-profit public service organization or trade association (an “Affiliated Entity”), against expenses (including attorneys’ fees and disbursements), costs, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that (i) the Registrant shall not be obligated to indemnify a director or officer of the Registrant or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action, suit, proceeding or investigation to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof or the Chairman, a Vice Chairman or the President of the Registrant and (ii) the Registrant shall not be obligated to indemnify against any amount paid in settlement unless the Registrant has consented to such settlement. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs or expenses incurred in connection with any action, suit or proceeding commenced by such person against the Registrant or any Affiliated Entity or any person who is or was a director, officer, partner, member, fiduciary, employee or agent of the Registrant or a Subsidiary Officer of any Affiliated Entity in their capacity as such, but such indemnification may be provided by the Registrant in a specific case as permitted by the Third Amended and Restated By-laws.

The Registrant’s Third Amended and Restated By-laws also provide that, with respect to derivative claims, the Registrant, to the fullest extent permitted and in the manner required by the laws of the State of Delaware, as in effect from time to time shall indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action or suit (including any appeal thereof) brought by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Registrant, or, if at a time when he or she was a director or officer of the Registrant, is or was serving at the request of, or to represent the interests of, the Registrant as a Subsidiary Officer of an Affiliated Entity against expenses (including attorneys’ fees and disbursements) and costs actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such judgment was rendered shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and costs as the Court of Chancery of the State of Delaware or such other court shall deem proper; provided, however, that the Registrant shall not be obligated to indemnify a director or officer of the Registrant or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action or suit to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof, or the Chairman, a Vice Chairman or the President of the Registrant. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs and expenses incurred in connection with any action or suit in the right of the Registrant commenced by such person, but such indemnification may be provided by the Registrant in any specific case as permitted under the Third Amended and Restated By-laws.

The Registrant’s indemnification agreement executed with each of the Registrant’s directors and executive officers (each, an “Indemnitee”) provides that the Registrant will indemnify each Indemnitee, to the fullest extent permitted by law, in connection with (among other things) the Indemnitee’s capacity as a director, officer, employee or agent of the Registrant and Indemnitee’s capacity as a director, officer, partner, member, trustee, fiduciary employee or agent of any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity at the time Indemnitee was a director, officer, employee or agent of the Registrant. This obligation includes, subject to certain terms and conditions, indemnification for any expenses (including reasonable attorneys’ fees), judgments, fines, penalties and settlement amounts actually and reasonably incurred by the Indemnitee in connection with any threatened, pending or completed action, suit or proceeding. The Registrant may be required to advance expenses incurred by Indemnitee in defending any such action, suit or proceeding, in which case, the Indemnitee is obligated to reimburse the Registrant for the amounts advanced if it is later determined that the Indemnitee is not entitled to indemnification for such expenses. However, the Registrant is not obligated under the indemnification agreement to indemnify any Indemnitee in connection with:

•	any settlement amount absent the Registrant’s prior written consent to such settlement (which is not to be unreasonably withheld);

•

any claim for so-called “short-swing” profits made by the Indemnitee from trading securities of the Registrant or any reimbursement of the Registrant by the Indemnitee of certain compensation or stock profits, as required under the clawback provisions of the Sarbanes-Oxley Act or relating to prohibited securities sales during pension fund blackout periods; or

•	in connection with any action, suit or proceeding (or portion thereof) initiated by the Indemnitee without prior Board authorization.

Further, the indemnification provided under the indemnification agreement is not exclusive of any other indemnity rights, but the Indemnitee will not be entitled to double payment.

The Registrant has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Registrant may, in such capacities, incur.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Documents
4.1	Second Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference from Exhibit 3.1 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2003, as filed with the Commission on March 29, 2004)

4.2	Third Amended and Restated By-Laws of Registrant (incorporated by reference from Exhibit 3.2 to the Current Report on Form 8-K of the Registrant filed November 17, 2004)

4.3	Form of Certificate of Common Stock of Registrant, as approved February 2010 (incorporated by reference from Exhibit 4.1 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2009, as filed with the Commission on February 25, 2010)

4.4	Form of Rights Agreement, dated January 23, 2004, between Registrant and National City Bank as Rights Agent (incorporated by reference from Exhibit 4.21 to the Amendment to Registration Statement on Form S-1A of the Registrant (File No. 333-110513), as filed with the Commission on January 26, 2004)

4.5	Letter Agreement, dated September 11, 2009, between Computershare Trust Company, N.A. and Registrant establishing Computershare as the successor Rights Agent under the Registrant’s Rights Agreement dated January 23, 2004 (incorporated by reference from Exhibit 4.1 to the Quarterly Report on Form 10-Q of the Registrant, as filed with the Commission on November 4, 2009)

4.6	TRW Automotive Holdings Corp. 2012 Stock Incentive Plan (incorporated by reference from Appendix A to the Proxy Statement on Schedule 14A of the Registrant, as filed with the Commission on March 29, 2012)

5.1*	Opinion of Sheri Roberts, Esq., Senior Counsel – Securities, Director of Corporate Compliance and Assistant Secretary of the Registrant, as to the legality of the shares of Common Stock being registered hereby

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Sheri Roberts, Esq., Senior Counsel – Securities, Director of Corporate Compliance and Assistant Secretary of the Registrant (contained in Exhibit 5.1 hereto)

24.1*	Power of Attorney of the Directors of Registrant.

*	Filed herewith

Item 9. Undertakings

(a) Rule 415 offering. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on May 24, 2012.

TRW AUTOMOTIVE HOLDINGS CORP.

By:	/s/ Joseph S. Cantie
Joseph S. Cantie
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of May 24, 2012.

Signature	Title

/s/ John C. Plant John C. Plant	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Joseph S. Cantie Joseph S. Cantie	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Tammy S. Mitchell Tammy S. Mitchell	Controller (Principal Accounting Officer)

* Neil P. Simpkins	Lead Director

* James F. Albaugh	Director

* Francois J. Castaing	Director

* Robert L. Friedman	Director

* Michael R. Gambrell	Director

* J. Michael Losh	Director

* Jody G. Miller	Director

* Paul H. O’Neill	Director

* David S. Taylor	Director

*By: /s/ Robin A. Walker-Lee Robin A. Walker-Lee, as Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Document
4.1	Second Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference from Exhibit 3.1 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2003, as filed with the Commission on March 29, 2004)

4.2	Third Amended and Restated By-Laws of Registrant (incorporated by reference from Exhibit 3.2 to the Current Report on Form 8-K of the Registrant filed November 17, 2004)

4.3	Form of Certificate of Common Stock of Registrant, as approved February 2010 (incorporated by reference from Exhibit 4.1 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2009, as filed with the Commission on February 25, 2010)

4.4	Form of Rights Agreement, dated January 23, 2004, between Registrant and National City Bank as Rights Agent (incorporated by reference from Exhibit 4.21 to the Amendment to Registration Statement on Form S-1A of the Registrant (File No. 333-110513, as filed with the Commission on January 26, 2004)

4.5	Letter Agreement, dated September 11, 2009, between Computershare Trust Company, N.A. and Registrant establishing Computershare as the successor Rights Agent under the Registrant’s Rights Agreement dated January 23, 2004 (incorporated by reference from Exhibit 4.1 to the Quarterly Report on Form 10-Q of the Registrant, as filed with the Commission on November 4, 2009)

4.6	TRW Automotive Holdings Corp. 2012 Stock Incentive Plan (incorporated by reference from Appendix A to the Proxy Statement on Schedule 14A of the Registrant, as filed with the Commission on March 29, 2012)

5.1*	Opinion of Sheri Roberts, Esq., Senior Counsel – Securities, Director of Corporate Compliance and Assistant Secretary of the Registrant, as to the legality of the shares of Common Stock being registered hereby

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Sheri Roberts, Esq., Senior Counsel – Securities, Director of Corporate Compliance and Assistant Secretary of the Registrant (contained in Exhibit 5.1 hereto)

24.1*	Power of Attorney of the Directors of Registrant.

*	Filed herewith